For more information contact:	Analysts - Beth Baum or Denise Merle (253) 924-2058
Media - Anthony Chavez (253) 924-7148
Weyerhaeuser Reports Second Quarter Results

•	Earnings from continuing operations before special items rise nearly 65 percent compared with first quarter

•	Divestiture of homebuilding business completed on July 7, 2014

FEDERAL WAY, Wash. (Aug 1, 2014) - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings to common shareholders of $280 million, or 47 cents per diluted share, on net sales from continuing operations of $2.0 billion. This compares with net earnings of $196 million, or 35 cents per diluted share, on net sales from continuing operations of $1.9 billion for the same period last year.

Earnings for second quarter 2014 include after-tax earnings of $22 million from discontinued operations. Discontinued operations relate to Weyerhaeuser Real Estate Company (WRECO), which was combined with TRI Pointe Homes, Inc. (TRI Pointe) through a Reverse Morris Trust transaction on July 7, 2014. Second quarter results also include net after-tax gains of $24 million from special items, primarily related to a postretirement plan amendment. Excluding discontinued operations and special items, the company reported net earnings of $234 million, or 40 cents per diluted share. This compares with net earnings from continuing operations before special items of $183 million, or 33 cents per diluted share, for second quarter 2013 and $143 million, or 24 cents per diluted share, for first quarter 2014.

“The strong results for each of our businesses in the second quarter reflect our relentless focus on operational excellence,” said Doyle Simons, president and chief executive officer. “Through the recent divestiture of our homebuilding business and last year's Longview Timber acquisition, we have created a focused forest products company committed to driving operational improvements and fully capitalizing on the continued measured recovery in U.S. housing markets and the overall economy.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2014	2014	2013
(millions, except per share data)	1Q	2Q	2Q
Net sales from continuing operations	$1,736	$1,964	$1,874

Net earnings attributable to Weyerhaeuser common shareholders(1)	$183	$280	$196
Weighted average shares outstanding, diluted(2)	589	590	558
Earnings per diluted share	$0.31	$0.47	$0.35
Earnings per diluted share from continuing operations	$0.29	$0.43	$0.33

Net earnings from continuing operations before special items(3)	$143	$234	$183
Earnings per diluted share from continuing operations before special items	$0.24	$0.40	$0.33

Net change in cash and cash equivalents(4)	($53)	$68	$1,723
Cash and cash equivalents at end of period	$777	$845	$2,358

(1) Includes net earnings from discontinued operations.
(2) Weyerhaeuser's weighted average common shares outstanding increased during the third quarter of 2013 following the issuance of common shares in conjunction with the acquisition of Longview Timber LLC.

(3) Special items for the second quarter of 2014 include a gain on a postretirement plan amendment and restructuring charges related to the company’s SG&A cost reduction initiative. First quarter included similar items as well as a gain on a non-strategic asset sale.

(4) Net change in cash and equivalents excludes discontinued operations for all quarters and for the second quarter of 2013 includes $1,450 million from issuance of common and mandatory convertible preference shares related to the acquisition of Longview Timber LLC.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	1Q 2014	2Q 2014	Change
Net sales	$377	$397	$20
Contribution to pre-tax earnings	$164	$170	$6
2Q 2014 Performance - Western sales volumes increased due to continued steady demand for domestic and Chinese export logs, partially offset by reduced Japanese demand. Average sales realizations for Western logs declined slightly in domestic and most export markets. Logging and road costs increased seasonally. In the South, slightly higher average log price realizations were partially offset by lower fee harvest volumes due to wet weather. Earnings from disposition of non-strategic timberlands increased by $20 million compared with the first quarter.

3Q 2014 Outlook - Weyerhaeuser anticipates significantly lower earnings from the Timberlands segment in the third quarter, primarily due to seasonality and lower earnings from disposition of non-strategic timberlands. In the West, the company expects seasonally lower sales volumes and prices for domestic and export logs. In the South, the company anticipates higher silviculture and road costs, largely offset by increased fee harvest volumes.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	1Q 2014	2Q 2014	Change
Net sales	$898	$1,077	$179
Contribution to pre-tax earnings	$64	$102	$38
2Q 2014 Performance - Sales volumes rose seasonally across all product lines, and average selling prices for engineered wood products increased. These improvements were partially offset by lower average realizations for lumber and oriented strand board. Per unit manufacturing costs decreased compared with first quarter due to continued operational improvements and increased production volumes in lumber and engineered wood products. Earnings from engineered wood products improved significantly in the second quarter.
3Q 2014 Outlook - Weyerhaeuser expects comparable earnings from the Wood Products segment in the third quarter. The company anticipates slightly lower average realizations for lumber and oriented strand board, offset by lower Western log costs and improved price realizations for engineered wood products.
CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	1Q 2014	2Q 2014	Change
Net sales	$461	$490	$29
Contribution to pre-tax earnings	$54	$91	$37
2Q 2014 Performance - Average price realizations for pulp and liquid packaging board improved compared with the first quarter, and sales volumes increased. Mill operating performance was strong, and maintenance costs declined due to fewer scheduled annual outage days.
3Q 2014 Outlook - Weyerhaeuser plans an extended outage at its liquid packaging board facility for scheduled maintenance and capital improvements. The company also expects increased scheduled maintenance outage days within its pulp mill system. As a result, Weyerhaeuser anticipates significantly lower earnings from the Cellulose Fibers segment.

DISCONTINUED OPERATIONS

FINANCIAL HIGHLIGHTS (millions)	1Q 2014	2Q 2014	Change
Net sales	$248	$317	$69
Earnings from discontinued operations, net of tax	$10	$22	$12
On July 7, 2014, Weyerhaeuser completed the divestiture of WRECO through the combination of WRECO and TRI Pointe in a Reverse Morris Trust transaction. Discontinued Operations includes certain items previously reported in the Real Estate segment and Unallocated Items.
2Q 2014 Performance - Earnings from discontinued operations improved compared with first quarter, primarily due to a seasonal increase in home closings.
3Q 2014 Outlook - Third quarter results will include a net gain of approximately $1 billion on the divestiture of WRECO.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage another 14 million acres under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2013, our continuing operations generated $7.3 billion in sales and employed approximately 13,000 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on August 1 to discuss second quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on August 1.
To join the conference call from within North America, dial 877-296-9413 (access code: 23990484) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 23990484). Replays will be available for two weeks at 855-859-2056 (access code: 23990484) from within North America and at 404-537-3406 (access code: 23990484) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations during the third quarter of 2014, including with respect to earnings, domestic and export log prices, fee harvest levels and realizations, expenses, including road and silviculture costs, dispositions of non-strategic timberlands, prices and realizations across the Wood Products product lines, log costs, maintenance time and expenses, and gains on the divestiture of the WRECO business.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the level of competition from domestic and foreign producers;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	raw material prices;

•	energy prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	transportation availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.